Exhibit 99.1

Armstrong World Industries Reports First Quarter 2007 Results

LANCASTER, Pa., May 3, 2007 – Armstrong World Industries, Inc. (NYSE: AWI) today reported first quarter 2007 net sales of $863.4 million, up 5 percent, from $822.2 million in the same period for 2006. The sales increase includes a $15 million benefit from foreign exchange. Reported operating income from continuing operations grew to $65.5 million from $47.2 million in the first quarter of 2006. Adjusted operating income from continuing operations of $61.7 million increased 28 percent compared to $48.2 million in the prior year quarter on the same basis.

The Company uses adjusted income from operations in managing the business, and believes the adjustments provide users of this financial information with meaningful comparisons of operating performance between periods. Adjusted income excludes the impact of fresh-start reporting, restructuring charges and related costs, and certain other gains and losses to allow meaningful comparisons of operating performance. As detailed in the attached reconciliation to GAAP, these adjustments amounted to a benefit of $3.8 million in the first quarter of 2007 compared to charges of $1.0 million in the first quarter of 2006.

First quarter 2007 adjusted operating income grew $14 million year-over-year despite significant weakness in the U.S. residential markets. Growth in our commercial products and in our international businesses combined with improved manufacturing performance more than offset the impact of lower sales of many residential products.

Segment Highlights

Resilient Flooring net sales were $290.6 million in the first quarter of 2007 and $294.2 million in the same period of 2006. Excluding the favorable impact of foreign exchange rates, net sales decreased four percent. The decline was due to decreased volume for residential vinyl products and lower laminate prices in North America, partially offset by growth in Europe and Asia. Reported operating income was $10.8 million in the quarter compared to a reported loss in the first quarter of 2006 of $3.9 million. Adjusted operating income of $8.4 million improved compared to income of $5.3 million on the same basis in the prior year period. The improvement was realized as reduced manufacturing expense and lower SG&A expense offset the decline in sales.

Wood Flooring net sales of $199.2 million in the first quarter declined 3 percent from $205.2 million in the prior year as volume declines related to the residential housing market slowdown more than offset the benefit from previously announced acquisitions. Reported operating income of $8.4 million in the quarter was below income of $11.5 million reported in the first quarter of 2006. Adjusted operating income of $5.0 million declined from income of $11.5 million on the same basis in the prior year period. The reduction in operating income was due to the decline in sales volume, unfavorable product mix and higher lumber prices.

Building Products net sales of $313.9 million in the first quarter of 2007 increased from $267.9 million in the prior year. Excluding the effects of favorable foreign exchange rates of $8 million, sales increased by 14 percent due to price, volume growth in Europe and the Pacific Rim and improved product mix in North America. Reported operating income increased to $53.7 million from $40.0 million in the first quarter of 2006. Adjusted operating income of $57.5 million grew from income of $40.4 million on the same basis in the prior year period. The growth was driven by improved price realization, international volume growth, better product mix and improved manufacturing productivity. These benefits were only partially offset by inflation in raw materials and by increased investment in SG&A to support the sales growth.

Cabinets net sales in the first quarter of 2007 of $59.7 million increased 9 percent from $54.9 million in 2006 on increased volume. Reported operating income for the first quarter of $0.9 million improved from $0.2 million in the prior year, driven by the sales growth, partially offset by increased investment in SG&A to support the sales growth. There were no material adjustments to operating income in either period.

Unallocated corporate expense of $8.3 million in 2007 increased from $0.6 million in 2006. Adjusted expense of $10.8 million increased from $9.2 million on the same basis in the prior year, primarily due to a lower U.S. pension credit driven by unfavorable demographic changes.

Outlook

Global macroeconomic indicators suggest a diverse outlook for our key markets for 2007. Based on these indicators, we expect flat to modest growth across North American and European commercial markets, and sustained growth in the Pacific Rim. The outlook for North American residential markets is uncertain due to the continuing weakness in U.S. housing starts and mixed indicators for renovation. On a consolidated basis, improved prices and increased manufacturing productivity are anticipated to offset cost inflation.

Earnings Conference Call

First quarter 2007 results will be discussed in a live Internet broadcast at 10:00 a.m. Eastern time today. This event will be broadcast live on the company’s website, www.armstrong.com. Once on the homepage, click “Investor Relations.” The slide presentation accompanying the call will be available on the Web site during the conference call and thereafter. The replay of this event will be available on the company’s website through May 13, 2007.

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Contacts:

Investors: Beth Riley, (717) 396-6354, bariley@armstrong.com

News media: Meg Graham, (866) 321-6677, magraham@armstrong.com

About Armstrong and Additional Information

More details on the Company’s performance can be found in its Form 10-Q, filed with the SEC today. To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), Armstrong provides additional measures of performance adjusted to exclude foreign exchange and certain costs, expenses, and gains and losses. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on our website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2006, Armstrong’s consolidated net sales totaled approximately $3.4 billion. Based in Lancaster, Pa., Armstrong operates 39 plants in 10 countries and has approximately 13,000 employees worldwide. For more information, visit www.armstrong.com.

Forward Looking Statement

These materials may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Our results could differ materially due to known and unknown risks and uncertainties, including: lower construction activity reducing our market opportunities; availability and costs for raw materials and energy; risks related to our international trade and business; business combinations among competitors, suppliers and customers; the loss of business with key customers; and other factors disclosed in our recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc., and Subsidiaries

(amounts in millions, except for per-share amounts)

(unaudited)

	Successor Company	Predecessor Company
	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
Net sales	$863.4	$822.2
Cost of goods sold	661.3	654.6
Selling, general and administrative expenses	147.1	129.7
Restructuring charges, net	0.1	2.7
Equity (earnings) from joint ventures	(10.6)	(12.0)

Operating income	65.5	47.2

Interest expense (unrecorded contractual interest of $0.0 and $19.1)	16.5	1.8
Other non-operating expense	0.5	0.1
Other non-operating (income)	(3.0)	(1.2)
Chapter 11 reorganization costs, net	—	0.5

Earnings from continuing operations before income taxes	51.5	46.0
Income tax expense	20.8	18.3

Earnings from continuing operations	30.7	27.7
(Loss) gain from discontinued operations, net of tax of $0.3 and $0.6	(4.7)	0.3

Net earnings	$26.0	$28.0

Earnings per share of common stock, continuing operations:
Basic	$0.55	n/a
Diluted	$0.55	n/a

(Loss) per share of common stock, discontinued operations:
Basic	$(0.08)	n/a
Diluted	$(0.08)	n/a

Net earnings per share of common stock:
Basic	$0.47	n/a
Diluted	$0.46	n/a

Average number of common shares outstanding:
Basic	55.7	n/a
Diluted	56.3	n/a

SEGMENT RESULTS

Armstrong World Industries, Inc., and Subsidiaries

(amounts in millions) (unaudited)

	Successor Company	Predecessor Company
	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
Net sales:
Resilient Flooring	$290.6	$294.2
Wood Flooring	199.2	205.2
Building Products	313.9	267.9
Cabinets	59.7	54.9

Total Net Sales	$863.4	$822.2

Operating income (loss):
Resilient Flooring	$10.8	$(3.9)
Wood Flooring	8.4	11.5
Building Products	53.7	40.0
Cabinets	0.9	0.2
Unallocated Corporate	(8.3)	(0.6)

Total Operating Income	$65.5	$47.2

Selected Balance Sheet Information

(amounts in millions)

	(unaudited) Successor Company	Successor Company
	March 31, 2007	December 31, 2006
Assets:
Current assets	$1,438.2	$1,371.4
Property, plant and equipment, net	955.1	966.2
Other noncurrent assets	1,804.5	1,833.1

Total assets	$4,197.8	$4,170.7

Liabilities and shareholders’ equity:
Current liabilities	$604.8	$516.6
Liabilities subject to compromise	1.3	1.3
Other noncurrent liabilities	1,396.3	1,488.1
Shareholders’ equity	2,195.4	2,164.7

Total liabilities and shareholders’ equity	$4,197.8	$4,170.7

Selected Cash Flow Information

(amounts in millions) (unaudited)

	Successor Company	Predecessor Company
	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
Net earnings	$26.0	$28.0
Other adjustments to reconcile net earnings to net cash used by operating activities	33.3	28.0
Changes in operating assets and liabilities, net	(102.3)	(145.8)

Net cash used by operating activities	(43.0)	(89.8)
Net cash provided by (used) for investing activities	30.5	(20.9)
Net cash provided by financing activities	6.9	0.2

Effect of exchange rate changes on cash and cash equivalents	0.9	0.5

Net (decrease) in cash and cash equivalents	(4.7)	(110.0)
Cash and cash equivalents, beginning of year	263.8	602.2

Cash and cash equivalents, end of period	$259.1	$492.2
Cash and cash equivalents at end of period from discontinued operations	6.0	—

Cash and cash equivalents at end of period from continuing operations	$253.1	$492.2

Reconciliation to GAAP (unaudited)

CONSOLIDATED (amounts in millions)	Three Months Ended March 31,
	2007	2006
Operating Income, Adjusted	$61.7	$48.2

Fresh-Start:
Change in depreciation and amortization	2.0	—
Change in costs for benefit plans	(7.8)	—
Impact on hedging-related activity	(2.2)	—
Expenses from WAVE step-up	1.7	—

Other Significant Items:
Cost reduction initiatives expenses	0.1	9.6
Patent infringement settlement	—	(8.6)
Chapter 11 related post-emergence expenses	2.4	—

Operating Income, Reported	$65.5	$47.2

RESILIENT FLOORING (amounts in millions)	Three Months Ended March 31,
	2007	2006
Operating Income, Adjusted	$8.4	$5.3

Fresh-Start:
Change in depreciation and amortization	(0.5)	—
Change in costs for benefit plans	(1.4)	—
Impact on hedging-related activity	(0.5)	—

Other Significant Items:
Cost reduction initiatives expenses	—	9.2

Operating Income, Reported	$10.8	$(3.9)

WOOD FLOORING (amounts in millions)	Three Months Ended March 31,
	2007	2006
Operating Income, Adjusted	$5.0	$11.5

Fresh-Start:
Change in depreciation and amortization	(3.4)	—

Operating Income, Reported	$8.4	$11.5

BUILDING PRODUCTS (amounts in millions)	Three Months Ended March 31,
	2007	2006
Operating Income, Adjusted	$57.5	$40.4

Fresh-Start:
Change in depreciation and amortization	5.3	—
Change in costs for benefit plans	(1.6)	—
Impact on hedging-related activity	(1.7)	—
Expenses from WAVE step-up	1.7	—

Other Significant Items:
Cost reduction initiatives expenses	0.1	0.4

Operating Income, Reported	$53.7	$40.0

UNALLOCATED CORPORATE EXPENSE (amounts in millions)	Three Months Ended March 31,
	2007	2006
Operating Income, Adjusted	$(10.8)	$(9.2)

Fresh-Start:
Change in costs for benefit plans	(4.9)	—

Other Significant Items:
Patent infringement settlement	—	(8.6)
Chapter 11 related post-emergence expenses	2.4	—

Operating Income, Reported	$(8.3)	$(0.6)